NEWS RELEASE

For Immediate Release

Nord Resources Closes Portion of Copper Hedge and Receives Proceeds of $1.5 Million

TUCSON, AZ, December 10, 2008 - Nord Resources Corporation (TSX: NRD / OTC BB: NRDS.OB), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced that it has closed out a portion of its 2009 first-quarter copper hedging position, generating proceeds of US$1.5 million to the company.

"When we put our hedges in place in 2007 in conjunction with securing our credit facility with Nedbank, we expected to commence production of copper from new ore during 2008," said John Perry, President and Chief Executive Officer. However, the need to wait for an air-quality permit caused a delay in our production plan. As a result, the hedges we had in place for the first quarter of 2009 covered more than our expected production for that period; therefore, we closed out a portion of our hedge position."

Nord continues to have in place hedges covering approximately 40 percent of its expected 2009 copper production and approximately 30 percent of its estimated production through 2011. The average net forward price of the 2009 hedge is $2.49 per pound. The company currently estimates that its remaining hedge position represents an asset valued at approximately $16 million, providing it additional opportunities to generate cash, should it be required to do so.

The company also announced that it executed an interest rate swap that locks in a fixed rate of 5.48 percent (5.98 percent during the initial activation period) on its borrowing facility provided by Nedbank Limited.

Under a Credit Agreement with Nedbank, signed in September 2007, Nord has access to a US$25 million secured term-loan credit facility that it is using for financing of the construction, start-up, and operation of the Johnson Camp Mine. The loans bear interest at an annual rate equal to the London Interbank Offering Rate (LIBOR) for the interest period in effect plus a margin of 3.0 percent (3.5 percent during the initial activation period).

"We continue to be pleased with the progress of all aspects of the work being done to position Nord to begin mining new copper ore at the Johnson Camp Mine. We remain on schedule to begin copper production from new ore in the first quarter of 2009, and expect to reach our current target rate of 25 million pounds per year next spring," Mr. Perry reported.

"Although the current weakness in the price of copper is of some concern, we expect to benefit from a marked decline in the pricing for sulfuric acid. Sulfuric acid is one our largest operating costs. Industry publications are reporting that the pricing for sulfuric acid has declined from the peak reached earlier this year of US$450 per ton to a November price of approximately US$130 per ton. We also are seeing a decline in some other costs, including fuel, affecting our operations, " Mr. Perry said.

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to reach full copper production at a rate of approximately 25 million pounds per annum in spring 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding commencement of copper production from newly mined ore, copper production targets, estimated capital requirements, operating costs and other statements concerning the potential of the Johnson Camp Mine. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-KSB, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.